EXHIBIT 99.1
EXECUTION COPY
TAX SHARING AGREEMENT
BETWEEN
BROOKE CORPORATION
AND
BROOKE CAPITAL CORPORATION
This Tax Sharing Agreement (this “Agreement”) is made and entered into as of November 15, 2007, by and between Brooke Capital Corporation, a Missouri Corporation (“Brooke Capital”), and Brooke Corporation, a Kansas corporation (“Brooke Corporation”).
RECITALS
WHEREAS, Brooke Franchise Corporation, a Kansas corporation (“Brooke Franchise”), is a wholly-owned subsidiary of Brooke Corporation and as of the date hereof, Brooke Franchise was merged with and into Brooke Capital in a transaction (the “Merger”) designed to qualify as a tax-free reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”);
WHEREAS, Delta Plus Holdings, Inc., a Missouri corporation (“Delta”), is a wholly-owned subsidiary of Brooke Corporation and as of the date hereof, Brooke Corporation contributed all of the common stock of Delta to Brooke Capital in exchange for shares of capital stock of Brooke Capital in a transaction (the “Contribution”) designed to qualify as a tax-free capital contribution pursuant to Section 351 of the Code;
WHEREAS, after the Merger and Contribution, Brooke Capital and its eligible 80% to 100% owned subsidiaries (‘Brooke Capital Subsidiaries”) will be eligible to file federal and state consolidated tax returns with Brooke Corporation, with Brooke Corporation being the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Code that includes Brooke Capital (the “Consolidated Group”)
WHEREAS, Brooke Capital will be required at its sole cost and expense to file a separate consolidated federal and state income tax returns for the period ending the date hereof and thereafter be included as part of the Consolidated Group for the purposes of filing federal and state income tax returns;
WHEREAS, in connection with the Merger and Contribution the parties hereto desire to enter into this Agreement, setting forth their agreement with respect to certain Tax matters from and after the Merger Date; and

WHEREAS, the Consolidated Group and Brooke Capital desire on behalf of themselves, their subsidiaries and their successors to set forth their rights and obligations with respect to Taxes due for periods before and after the Merger and Contribution.
NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I—DEFINITIONS
1.1	Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement. As used in this Agreement, the following terms have the following respective meanings:

“Agreement” shall have the meaning set forth in the preamble.

“Brooke Capital Tax Liability” means Brooke Capital’s Income Tax liability, determined as of the end of the applicable Tax period as 38% (adjusted as necessary to properly reflect the effective federal, state and local income tax rate of the members of the Consolidated Group) of Brooke Capital’s federal taxable income, which federal taxable income shall include the federal taxable income of Brooke Capital Subsidiaries (determined as if Brooke Capital and the Brooke Capital Subsidiaries were not members of the Consolidated Group but including items of income, gain, loss, and deduction that Brooke Capital and the Brooke Capital Subsidiaries will recognize as a result of leaving the Consolidated Group) for each respective Consolidated Period.

“Business Day” means any day other than a Saturday, a Sunday, or a day which banking institutions located in the State of Kansas are authorized or obligated by law or executive order to close.

“Carryforward Tax Attribute” means a deductible or creditable consolidated United States Federal Tax attribute, or similar state or local Tax attribute, including (i) a consolidated net operating loss, a consolidated net capital loss, a consolidated unused investment credit, a consolidated unused foreign Tax credit, or a consolidated excess charitable contribution, and (ii) the consolidated minimum Tax credit, credit for producing fuel from a nonconventional source or other consolidated general business credits that can be carried forward from one Tax period to subsequent Tax periods.

“Code” shall have the meaning set forth in the Recitals.

“Consolidated Group” shall have the meaning set forth in the Recitals.

“Consolidated Return” means any consolidated, combined or unitary Tax Return filed by Brooke Corporation for the Consolidated Period with respect to United States federal, state or local Taxes, including Taxes imposed or based on net income, net worth or gross receipts.

“Consolidated Period” means (a) any Tax period of the Consolidated Group starting with or which includes the date hereof during which Brooke Capital and the Brooke Capital Subsidiaries are members of the Consolidated Group and (b) any Tax period ending after the date hereof in which (i) Brooke Corporation or a Continuing Member and (ii) Brooke Capital and the Brooke Capital Subsidiaries are required to file a consolidated, combined or unitary state or local Tax Return.
“Continuing Member” means any member of the Consolidated Group as if the date hereof other than Brooke Capital and the Brooke Capital Subsidiaries.
“Contribution” shall have the meaning set forth in the Recitals.
“Final Determination” shall mean with respect to any issue (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal; (b) a closing agreement entered into under Section 7121 of the Code or any other binding settlement agreement entered into in connection with or in contemplation of an administrative judicial proceeding; or (c) the completion of the highest level of administrative proceedings if a judicial contest is not, or is no longer, available.
“Income Tax” means any United States federal, state, local or foreign Tax, charge, fee, levy or other assessment which is determined with reference to (a) net income or profits (including capital gains, gross receipts, value added or minimum Tax, but not including sales or use Tax), or (b) multiple bases, including but not limited to, corporate franchise, gross receipts, net worth, privilege, doing business or occupation Taxes, if one of the bases is listed in clause (a).
“Indemnitee” shall have the meaning set forth in Section 2.5.
“Indemnitee Issue” shall have the meaning set forth in Section 2.5.
“Indemnitor” shall have the meaning set forth in Section 2.5.
“Independent Firm” shall have the meaning set forth in Section 6.2.
“Loss” means all liabilities, costs, expenses, (including reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability.
“Merger” shall have the meaning set forth in the Recitals.
“Notice” shall have the meaning set forth in Section 7.2.

“Proceeding” means any audit or other examination, protest, appeals or other administrative or judicial proceeding relating to liability or refunds or adjustments with respect to Taxes for any Tax period.
“Regulations” means the regulations promulgated under the Code, in effect from time to time.
“Separate Return Tax Periods” means Tax periods of Brooke Capital and the Brooke Capital Subsidiaries which is not included in a Consolidated Period.
“Tax” means all taxes, charges, fees, levies, imposts, duties and other assessments, including, without limitations, income, gross receipts, excise, personal property, real property, sales, ad valorem, value-added, withholding, social security, occupation, use, service, service use, leasing, leasing use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local, or foreign governmental authority whether computed on a separate, consolidated, unitary, combined or another basis; and such term shall include (including without limitation any duty to reimburse another party for indemnified Taxes or refunds or credit of Taxes) any interest, fines, penalties and additional amounts attributable to, imposed on, or with respect to, any such taxes, charges, fees, levies, imposts, duties or other assessments, and interest thereon.
“Tax Authority” means with respect to any Tax, the jurisdiction (or political subdivision thereof) or governmental entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such jurisdiction or governmental entity.
“Tax Benefit” shall have the meaning set forth in Section 2.5(d).
“Tax Item” means any item of income, gain, loss, deduction, credit, provisions for reserves, recapture of credits or any other item which is taken into account in determining taxable income or is otherwise taken into account in determining Taxes paid or payable, including an adjustment under Section 481 of the Code resulting from a change in accounting method.
“Tax Return” shall mean any return, information return, form, report, filing, statement, declaration or other document required to be filed with a Tax Authority in respect of any Tax or Taxes.
ARTICLE II—TAX RETURNS, TAX PAYMENTS AND EVENT OF LOSS
2.1	Filing of Tax Returns.
(a)	Each of the parties to this Agreement agrees to report the Merger as a “reorganization” under Section 368(a)(1)(A) of the Code and the Contribution as a “tax-free contribution of capital” under Section 351 of the Code on all Tax Returns and other filings, to take no position inconsistent therewith or with the consummation of such transaction as set forth in the Merger Agreement (in the absence of a controlling change in law or circumstance) and to file or cause to be filed all such Tax Returns on a timely basis (including extensions).

(b)	Consolidated Returns.
(i)	From and after the date hereof, Brooke Corporation shall prepare and file, or cause to be prepared and filed, all Consolidated Returns (including any Consolidated Returns that include the date hereof), and Brooke Capital, on behalf of itself and on behalf of the Brooke Capital Subsidiaries hereby irrevocably designates Brooke Corporation as its agent to take any and all actions necessary or incidental to the preparation and filing of such Consolidated Returns.

(ii)	All Consolidated Returns described in Section 2.1(b) hereof filed after the date of this Agreement, in the absence of a controlling change in law or circumstances, shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar Tax Items have been filed and in a manner that does not unreasonably accelerate income or defer deductions to the extent that a failure to do so would result in an increase in Tax payable, or a reduction in Tax attributes of, Brooke Capital and the Brooke Capital Subsidiaries.

(iii)	Except as limited by Section 2.l(b)(ii), Brooke Corporation shall have the exclusive right, in its sole discretion, with respect to any Tax Return described in this Section 2.1(b) to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported; (2) whether any extensions may be requested; (3) the elections that will be made by Brooke Corporation, any Continuing Member, and Brooke Capital on such Tax Return; (4) whether any amended Tax Returns shall be filed; (5) whether any claims for refund shall be made; (6) whether any refunds shall be paid by way of refund or credited against liability for the related Tax; and (7) whether to retain outside firms to prepare or review such Tax Return.

(iv)	For each Consolidated Period, Brooke Capital shall cooperate in good faith with Brooke Corporation to determine the appropriate amount of its Tax Items attributable to the Consolidated Group and will provide Brooke Corporation with documents and other information including work papers and schedules, state apportionment schedules, fixed asset ledgers, detailed general ledgers, Schedule M analysis and journal entries, in order for Brooke Corporation to prepare Consolidated Returns for each jurisdiction in which Brooke Capital is included in a Consolidated Return with any Continuing Member, in each case, on or before the date which is thirty (30) Business Days prior to the due date of such Tax Return. Tax Items to be included in any Consolidated Returns for the Consolidated Period that includes the date hereof shall be determined by the method described in Section 2.1(b) (v).

(v)	Notwithstanding anything in this Agreement to the contrary, the Brooke Capital Tax Liability for the Consolidated Period that includes the date hereof shall be determined pursuant to Section 1.1502-76 of the Regulations by including only that portion of the Tax year starting on the date hereof, based on a closing of the books for Income Tax purposes and, immediately after the date hereof, Tax Items will be taken into account (to the extent not previously taken into account in the computation of the Brooke Capital Tax Liability) as required by the applicable intercompany transaction Regulations.
(c)	Separate Returns.
(i)	Brooke Capital shall prepare and timely file Tax Returns and pay Brooke Capital separate Tax liabilities, or estimated separate Tax liabilities, with respect to any Tax Authority under which Brooke Capital is required to file (or does file) a separate federal, state, local or foreign Tax Return directly with the Tax Authority, and not as a part of a Consolidated Group Tax Return for a period that includes a Consolidated Period. Brooke Capital shall prepare its separate Tax Returns consistent with the elections, methods of accounting, positions, conventions, and principles of taxation used by Brooke Corporation to file the Consolidated Returns.

(ii)	Brooke Corporation and the Continuing Members, on the one hand, and Brooke Capital, on the other hand, shall each prepare and timely file Tax Returns with, and pay their own Tax liabilities directly to, the appropriate Tax Authorities for all Separate Return Tax Periods.

(iii)	If there are any adjustments to the Tax liabilities of Brooke Capital for Separate Return Tax Periods or for separate federal, state or local Tax Returns for a Consolidated Period, Brooke Capital will control the conduct of Proceedings related thereto, and will pay the Tax liability, if any, directly to the relevant Tax Authority.

2.2	Payment of Taxes.
(a)	Subject to Brooke Corporation’s rights for recovery for Taxes from Brooke Capital under this Agreement, Brooke Corporation shall pay (or cause to be paid) to the appropriate Tax Authorities all Taxes with respect to the Consolidated Group’s Consolidated Returns for the Consolidated Period.

(b)	Brooke Capital shall pay (or cause to be paid) to the appropriate Tax Authorities all Taxes with respect to any separate federal, state, local, or foreign Tax Return filed or required to be filed by Brooke Capital and the Brooke Capital Subsidiaries.
2.3	Allocation of Taxes of the Consolidated Returns.
(a)	For each Consolidated Period, Brooke Capital shall be liable for and shall pay to Brooke Corporation in accordance with Section 2.5 the Brooke Capital Tax Liability in accordance with the manner in which the Consolidated Returns are filed.

(b)	For each Consolidated Period, Brooke Capital shall be liable for, and shall pay to Brooke Corporation in accordance with Section 2.5, any increase in the Brooke Capital Tax Liability resulting from an adjustment provided for in Section 2.4, and Brooke Corporation shall pay to Brooke Capital any reduction in the Brooke Capital Tax Liability resulting from an adjustment provided for in Section 2.4.
2.4	Recomputation and Adjustment of Taxes; Amended Returns. For any Consolidated Period, in the event of a redetermination of any Tax Item of any Continuing Member or Brooke Capital as a result of a Final Determination, the filing of a Tax refund claim or the filing of an amended Tax Return pursuant to which Taxes are paid to a Tax Authority or a refund of Taxes is received from a Tax Authority, Brooke Corporation and Brooke Capital shall prepare jointly, in accordance with the principles and procedures set forth in this Agreement, revised Tax Returns, as appropriate, to reflect the redetermination of such Tax Item as a result of such Final Determination, filing of a Tax refund claim or filing of an amended Tax Return. Following the preparation of such revised Tax Returns, Brooke Capital’s payment obligations under Section 2.3 hereof shall be redetermined.

2.5	Indemnification/Payment.
(a)	Brooke Corporation and each Continuing Member shall jointly and severally indemnify Brooke Capital, the Brooke Capital Subsidiaries and their respective directors, officers and employees, and hold them harmless from and against any Tax or Loss that is attributable to, or results from, the failure of Brooke Corporation to make any payment required to be made by Brooke Corporation under this Agreement or a breach by Brooke Corporation of any provision of this Agreement. Brooke Capital and the Brooke Capital Subsidiaries shall jointly and severally indemnify Brooke Corporation and each Continuing Member and their respective directors, officers and employees, and hold them harmless from and against any Tax or Loss that is attributable to, or results from, the failure of Brooke Capital to make any payment required to be made under this Agreement or a breach by Brooke Capital of any provision of this Agreement.

(b)	Brooke Corporation and each Continuing Member shall jointly and severally indemnify Brooke Capital, the Brooke Capital Subsidiaries and their respective directors, officers and employees and hold them harmless from and against any Tax or Loss attributable to the negligence of Brooke Corporation or any Continuing Member in supplying Brooke Capital with inaccurate or incomplete information, in connection with the preparation of any Tax Return or the conduct of any Proceeding. Brooke Capital shall jointly and severally indemnify Brooke Corporation, each Continuing Member and their respective directors, officers and employees and hold Brooke Capital and the Brooke Capital Subsidiaries in supplying Brooke Corporation or any Continuing Member with inaccurate or incomplete information, in connection with the preparation of any Tax Return or the conduct of any Proceeding.

(c)	If an indemnification obligation of any Continuing Member (including Brooke Corporation) or Brooke Capital with respect to a Consolidated Period arises in respect of an adjustment that makes allowable to a Continuing Member or Brooke Capital any credit deduction, amortization, exclusion from income or other allowance (a “Tax Benefit”) that would not, but for such adjustment, be allowable, then any payment by any Continuing Member to Brooke Capital pursuant to this Section 2.5 shall be an amount equal to the amount otherwise due but for this subsection (e), minus the present value of the product of (x) the Tax Benefit multiplied (y) (i) 100 percent for any portion of a Tax Benefit that is treated as a credit or else (ii) by the maximum corporate Tax rate of the Tax Authority as to which the Tax Benefit relates and as of the period in which the Tax Benefit is first allowable. The present value of such product shall be determined by discounting such product from the time the Tax Benefit becomes allowable at a per annum rate equal to the long-term applicable federal rate in effect on the last day of such period plus 200 basis points.

(d)	Any payment required as a result of Section 2.3(c) shall be paid on the applicable quarterly date in which the payment of Taxes are due, and any payment required under Section 2.3(a) or (b) shall be paid ten (10) days after the determination of the Brooke Capital Tax Liability for the applicable Consolidated Period.

(e)	Any indemnity payment required to be made pursuant to this Section 2.5 shall be paid thirty (30) days after the indemnified party makes written demand upon the indemnifying party, but in no case shall an indemnity payment with respect to Taxes be paid earlier than five (5) business days prior to the date on which the relevant Taxes are required to be paid (or would be required to be paid if no such Taxes are due) to the relevant Taxing Authority (including estimated Tax payments).

(f)	Whenever a party hereto (an “Indemnitee”) becomes aware of the existence of an issue raised by any Taxing Authority which could reasonably be expected to result in a determination that would increase the liability for any Tax of the other party hereto or require a payment hereunder to the other party (an “Indemnitee Issue”), the Indemnitee shall in good faith promptly give notice to such other party (the “Indemnitor”) of such Indemnity Issue. The failure of any Indemnitee to give such notice shall not relieve any Indemnitor of its obligations under this Agreement except to the extent such Indemnitor or its affiliates is actually materially prejudiced by such failure to give notice.
2.6	Refunds. Brooke Corporation shall be entitled to receive and retain all refunds of Taxes with respect to Tax Returns for which Brooke Corporation has filing responsibility, including under this Agreement. Brooke Capital shall be entitled to receive and retain all refunds of Taxes with respect to Tax Returns for which Brooke Capital has filing responsibility, including under this Agreement.

2.7	Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement or, if no period is prescribed, within fifteen (15) Business Days after demand for payment is made shall bear interest for the period from and including the date immediately following the fifteenth (15th) Business Day after demand for payment is made through the date of payment at a per annum rate equal to the long-term applicable federal rate in effect on the last day of such period plus 200 basis points. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.
ARTICLE III—CARRYBACK/CARRYFORWARD TAX ATTRIBUTES
3.1	Carryover and Carryback of Tax Attributes to Separate Return Tax Period. Unless the final or temporary Regulations require an allocation of particular items of Consolidated Group’s Carryover and Carryback Tax Attributes from the Consolidated Periods to Brooke Capital’s Separate Return Tax Periods, no Carryover and Carryback Tax Attributes will be allocated to Brooke Capital. Brooke Corporation will allocate to Brooke Capital only that portion, if any, of particular Carryover and Carryback Tax Attribute items as the final or temporary Regulations require to be so allocated.

3.2	Calculation of Carryover and Carryback Tax Attributes. Calculation of the portion of any Carryover and Carryback Attributes available to Brooke Capital shall be made by Brooke Corporation in accordance with this Article III. Such calculation will be provided to Brooke Capital as soon as practicable but in any case estimates shall be provided to Brooke Capital not later than a date that permits Brooke Capital sufficient time to prepare and to timely file Tax Returns for Brooke Capital’s Separate Return Tax periods, taking all extensions of time to file Tax Returns into consideration. Brooke Corporation shall also advise Brooke Capital of any adjustments to such calculations as a result of a Tax audit, a Final Determination, or otherwise. Brooke Capital shall have a right to review Brooke Corporation’s calculations made pursuant to this Section 3.2.

3.3	Tax Attributes to be Claimed for Separate Return Tax Periods. Brooke Capital shall prepare and file all of its Tax Returns for all Separate Return Tax Periods taking into account the amount of the Carryover and Carryback Tax Attributes provided to Brooke Capital by Brooke Corporation pursuant to this Article III.
ARTICLE IV—TAX AUDITS
4.1	General. Brooke Corporation shall have the sole right to represent the interests of the Consolidated Group, including Brooke Capital, in any Proceeding in connection with any Tax liability for a Consolidated Period for which a member of the Consolidated Group may be liable. Brooke Corporation’s rights shall extend to any matter pertaining to the management and control of a Proceeding, including, without limitation, execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Notwithstanding the foregoing, if such Proceeding relates to Taxes as to which Brooke Capital is solely liable for the payment of such Taxes under this Agreement or otherwise and would not result in any additional Tax liability or detriment to the Consolidated Group, Brooke Capital shall have the right to represent the interests of Brooke Capital in such Proceeding so long as (i) Brooke Capital shall have agreed in writing to pay all costs and expenses that it shall incur in connection with the Proceeding including all attorneys’, accountants’ and investigatory fees and disbursements and (ii) Brooke Capital shall have acknowledged in writing its obligation to pay the Taxes and/or indemnify the Consolidated Group against all costs and expenses with respect to such Proceeding; provided, however, if such Proceeding would result in the extension of the statute of limitations with respect to any Tax Return for which any member of the Consolidated Group may be liable, Brooke Corporation may, in its sole discretion, on at least ten (10) Business Days notice to Brooke Capital, require Brooke Capital to pay the Tax proposed and sue for a refund or to take any other action Brooke Corporation may reasonably request to prevent such an extension.

4.2	Notice of Proceeding. Brooke Corporation will notify Brooke Capital in writing of any pending or threatened Proceeding in connection with any Tax liability for which Brooke Capital may be liable, promptly upon receipt of notice of such Proceeding by any Continuing Member. Brooke Capital will notify Brooke Corporation in writing of any pending or threatened Proceeding in connection with any Tax liability for which any member of the Consolidated Group may be liable, promptly upon receipt of notice of such Proceeding by Brooke Capital. Notification must include a complete copy of any written communication, and a complete written summary of any oral communication. The failure of Brooke Corporation or Brooke Capital to timely forward such notification shall not relieve the other party of its obligation to pay such Tax, except to the extent that the failure to timely forward notification prejudices the ability of the other party to contest the Tax liability.

ARTICLE V—COOPERATION, RECORD RETENTION, ACCESS, CONFIDENTIALITY
5.1	Cooperation. Brooke Corporation and Brooke Capital will provide each other with the cooperation and information reasonably requested by the other party in connection with Tax planning, the preparation or filing of any Tax Return (or claim for refund), the determination and payment of any Tax (or estimated Tax), or the conduct of any Proceeding; provided, however, that neither party is required to disclose privileged and confidential information. Such cooperation and information includes: (i) promptly forwarding copies of appropriate notices and other communications (including information document requests, revenue agent’s reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any Tax Authority, (ii) providing copies of all relevant Tax Returns (including workpapers and Schedules), and documents relating to rulings or other determinations by Tax Authorities, (iii) providing copies of records concerning the ownership and Tax basis of property, (iv) providing other relevant information which either party may possess, including explanations of documents and information provided under this Agreement, as well as access to appropriate personnel, (v) the execution if any document that may be necessary or reasonably helpful in connection with the filing of a Tax Return (or claim for refund) or in connection with any Proceeding, including waivers, consents or powers of attorney, and (vi) the use of the parties’ reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing.

5.2	Record Retention; Access. Brooke Corporation and Brooke Capital shall each (i) until sixty (60) days after the expiration of six years or the relevant statute of limitations (including any extensions of which it has actual notice) retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns for all Consolidated Periods in respect of Taxes of Brooke Corporation and members of the Consolidated Group or Brooke Capital or for the audit of such Tax Returns; and (ii) give to the other party reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement. Prior to destroying any records, documents, data or other information in accordance with this Section 5.2, the party wishing to destroy such items will give the other party a reasonable opportunity to obtain such items (at such other party’s expense).

5.3	Confidential Information. Brooke Corporation and each Continuing Member and Brooke Capital, on behalf of itself and the Brooke Capital Subsidiaries, shall hold and cause its employees, consultants, advisors and any other agents to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other party furnished to it by the other party or its representatives pursuant to this Agreement (except to the extent that such information was (i) in the public domain through no fault of the party to which it was furnished, or (ii) lawfully acquired from other sources by such party), and shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of this Section 5.3. Any disclosure of information by either party to accountants for review purposes pursuant to sections of the Agreement providing for review rights shall not constitute a breach of confidentiality under this Agreement.
ARTICLE VI—DISPUTE RESOLUTION
6.1	Intent of Parties. Except as otherwise provided in this Agreement, it is the intent of the parties that Brooke Capital’s federal, state, local and foreign Tax Liability for all Tax periods, beginning with the Tax period that includes the Merger Date, will be determined as if Brooke Capital was a corporation separate from the Consolidated Group. This Agreement shall at all times be interpreted consistently with such intent.

6.2	Dispute Resolution. In the event that Brooke Corporation and Brooke Capital disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) Business Days following the commencement of the dispute, Brooke Corporation and Brooke Capital shall jointly retain a nationally recognized law firm or “Big Four” accounting firm, which firm is independent of both parties (the “Independent Firm”), to resolve the dispute. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. Following the decision of the Independent Firm, Brooke Corporation and Brooke Capital shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne equally by Brooke Corporation and Brooke Capital.

ARTICLE VII—MISCELLANEOUS PROVISIONS
7.1	Termination. Notwithstanding any other provision in this Agreement, any liabilities determined under this Agreement shall not terminate any earlier than sixty (60) days after the expiration of the applicable statute of limitations for such liability. All other representations, warranties and covenants under this Agreement shall survive indefinitely.

7.2	Notices. Every notice, request, settlement, or bill or other communication provided for in this Agreement (a “Notice”) must be in writing and may be personally served, provided a receipt is obtained, or may be sent by certified mail, return receipt requested, postage prepaid, or may be sent by facsimile, with acknowledgment of receipt requested, to the parties at the following addresses (or such other address as one party may specify by Notice to the other parties).
If to Brooke Corporation:
Brooke Corporation
8500 College Boulevard
Overland Park, Kansas 66210
Attention: Keith E. Bouchey, President and CEO
Telecopy No.: (913) 345-9586
If to Brooke Capital:
Brooke Capital Corporation
10950 Grandview Drive, Suite 600
Overland Park, Kansas 66210
Attention: Chief Executive Officer
Telecopy No.: (913) 451-3183
A Notice which is delivered personally is given as of the date specified in the written receipt. A Notice sent by certified mail is given on the third (3rd) Business Day following the date of mailing. A Notice by facsimile is given on the date it is transmitted, provided that acknowledgment of receipt is received by sender.

7.3	Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Kansas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Kansas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Kansas.

7.4	Change in Law. If, due to any change in applicable law or regulation or the interpretation thereof by any court of law or other governing body having jurisdiction, subsequent to the date of the Agreement, performance of any provision of or any transaction contemplated by this Agreement shall become impracticable or impossible, the parties will use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by this Agreement.

7.5	Treatment of Payments. The parties hereto shall treat any payments made pursuant to the terms of this Agreement as a capital transaction occurring prior to the Merger Date for all Tax purposes, except to the extent such payments represent interest paid pursuant to Section 2.7.

7.6	Binding Effect; No Assignment; Third Party Beneficiaries. This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successors and assigns. Brooke Corporation and Brooke Capital hereby guarantee the performance of all actions, agreements and obligations provided for under this Agreement of Brooke Corporation, each Continuing Member and Brooke Capital, respectively. Brooke Corporation and Brooke Capital shall not assign any of their rights or delegate any of their duties under this Agreement without the prior written consent of the other party. No person (including, without limitation, any employee of a party or any stockholder of a party) shall be, or shall be deemed to be, a third party beneficiary of this Agreement.

7.7	Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, whether or not written, concerning such subject matter. The provisions of this Agreement may not be amended and parties hereto may not take any action herein prohibited, or fail to perform any act herein required to be performed by it, unless such party has obtained the prior written consent of the other party. No other course of dealing among the parties hereto or any delay in exercising any rights hereunder shall operate as a waiver of any rights hereunder. The parties recognize and acknowledge their intention to enter into additional agreements from time to time with respect to the allocation of Taxes not covered by this Agreement.

7.8	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

7.9	Interpretation; Descriptive Headings. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.

7.10	Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon the parties and their respective successors, predecessors and assigns, but no assignment of this Agreement shall relieve any party of its obligations without the written consent of the other party.

7.11	Term. This Agreement shall commence on the date of execution indicated above and shall continue in effect until otherwise agreed to in writing by Brooke Corporation and Brooke Capital, or their successors.

7.12	Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

7.13	Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who arc or are to be thereby aggrieved shall have the right of specific performance and injunctive relief giving effect to its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BROOKE CAPITAL CORPORATION

/s/ MICHAEL S. HESS

By: Michael S. Hess Title: Vice Chairman

BROOKE CORPORATION

/s/ KEITH E. BOUCHEY

By: Keith E. Bouchey Title: CEO and President

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